Exhibit 10.3

MACK-CALI REALTY CORPORATION

TAX GROSS-UP AGREEMENT

AGREEMENT (“Agreement”) effective as of December 6, 2005 by and between Mack-Cali Realty Corporation (the “Company”) and Mitchell E. Hersh (“Employee”).

WHEREAS, pursuant to the 2000 Employee Stock Option Plan of Mack-Cali Realty Corporation (the “Plan”), the Company, on December 6, 2005, awarded fourteen thousand six hundred (14,600) shares (“Restricted Shares”) of the Company’s common stock, par value $.01 per share (“Company’s Common Stock”) to the Employee subject to the terms, conditions, and restrictions set forth in the Plan and the Restricted Share Award Agreement between the Employee and the Company dated December 6, 2005 (hereinafter, “Restricted Share Award Agreement”); and

WHEREAS, the Company wishes to provide the Employee with a tax gross-up payment upon the date of grant applicable to such Restricted Shares;

NOW THEREFORE, the parties hereto agree as follows:

1.         Employee shall receive a tax gross-up payment in an amount equal to Two Hundred Sixty Eight Thousand Seven Hundred Fifty Dollars ($268,750) (the “Tax Gross-Up Payment”) from the Company.

2.         The Tax Gross-Up Payment shall be made as soon as practicable following the date of grant but in no event later than December 31, 2005.

3.         The Company shall have the right to deduct and withhold from the Tax Gross-Up Payment all social security and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

4.         Nothing in this Agreement shall confer on the Employee any right to continue as an employee of the Company or in any way affect the Company’s or any subsidiary’s right to terminate the Employee’s employment at any time subject to the terms of the Employee’s employment agreement.

5.         This Agreement contains the entire understanding of the parties with respect to the payment of the Tax Gross-Up Payment and this Agreement shall not be modified or amended except in writing and duly signed by each of the parties.

6.              This Agreement is not intended to provide for an elective deferral of compensation that would be subject to Section 409A of the Internal Revenue Code of 1986, as amended.

7.              This Agreement shall be governed by the laws of the State of New Jersey applicable to contracts made, and to be enforced, within the State of New Jersey.

8.              This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on the date first above written.

Mack-Cali Realty Corporation

By:	/s/ BARRY LEFKOWITZ
Barry Lefkowitz
Executive Vice President and
Chief Financial Officer

Employee

/s/ MITCHELL E. HERSH
Mitchell E. Hersh